Exhibit 99.2

PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Year Ended
	October 31, 2021	August 1, 2021	October 31, 2020	October 31, 2021	October 31, 2020

Revenue	$181,288	$170,643	$149,286	$663,761	$609,691

Cost of goods sold	129,347	125,318	117,401	496,717	475,037

Gross Profit	51,941	45,325	31,885	167,044	134,654

Operating Expenses:

Selling, general and administrative	14,322	15,083	12,790	57,525	53,582

Research and development	4,100	5,305	4,110	18,490	17,144

Total Operating Expenses	18,422	20,388	16,900	76,015	70,726

Other operating income, net	-	3,525	-	3,525	-

Operating Income	33,519	28,462	14,985	94,554	63,928

Non-operating income (expense), net	3,809	3,735	(2,937)	7,452	(2,327)

Income Before Income Tax Provision	37,328	32,197	12,048	102,006	61,601

Income tax provision	8,697	7,842	3,469	23,190	21,258

Net Income	28,631	24,355	8,579	78,816	40,343

Net income attributable to noncontrolling interests	8,820	7,279	2,119	23,367	6,523

Net income attributable to Photronics, Inc. shareholders	$19,811	$17,076	$6,460	$55,449	$33,820

Earnings per share:

Basic	$0.33	$0.28	$0.10	$0.90	$0.52

Diluted	$0.33	$0.28	$0.10	$0.89	$0.52

Weighted-average number of common shares outstanding:

Basic	60,216	60,884	64,193	61,407	64,866

Diluted	60,908	61,515	64,768	61,999	65,470